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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-80755, No. 333-20555, 333-36951, 333-78049 and No. 333-86135)
of PeopleSoft, Inc. and in the related Prospectuses and in the Registration Statements (Form S-8) pertaining to the 2000 Nonstatutory Stock Option Plan, the Amended and Restated 1989 Stock Plan, the 1992 Directors' Plan, the Amended and Restated 1992 Employee Stock Purchase Plan, the Executive Restricted Stock Purchase Plan of PeopleSoft, Inc., the Advance Planning Solution, Inc. 1998 Stock Plan, the Red Pepper Software Company 1993 Stock Option Plan, the Intrepid Systems, Inc. 1992 Stock Option Plan, the Trimark Technologies, Inc. 1998 Director and Executive Non-statutory Stock Option Plan, the Trimark technologies, Inc. 1995 Director and Executive Office Stock Option Plan, the Trimark Technologies, Inc. 1995 Employees and Consultants Stock Option Plan, the Trimark Technologies 1993 Stock Option Plan, the Distinction Software, Inc. Stock Option Plan, The Vantive Corporation Amended and Restated 1991 Stock Option Plan, the Vantive Corporation 1995 Outside Directors Stock Option Plan, the Vantive Corporation 1997 Nonstatutory Stock Option Plan and the Individual Option Agreements under the Innovative Computer Concepts, Inc. 1995 Stock Incentive Plan assumed by the Vantive Corporation of our report dated February 4, 2000, with respect to the consolidated financial statements of PeopleSoft, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


                                            /s/ Ernst & Young LLP

Walnut Creek, California
March 27, 2001